Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. RECEIVES UNSUCCESSFUL OFFEROR
LETTER FOR BLUE FORCE TRACKING-2 PROGRAM

Melville, NY, July 21, 2010 – Comtech Telecommunications Corp. (Nasdaq:CMTL) announced today that its Maryland-based subsidiary, Comtech Mobile Datacom Corporation, has been advised by the U.S. Army Contracting Command-CECOM Contracting Center that it was not selected as the program manager and vendor for the Force XXI Battle Command Brigade and Below, Blue Force Tracking 2 (FBCB2-BFT-2) program.

The Contracting Center also advised Comtech that an award was made to a third-party vendor based on a total evaluated price of $249.9 million which is approximately 50% lower than the total evaluated price of Comtech’s BFT-2 proposal. This $249.9 million award implies that the BFT-2 program will spend an average of approximately $41.7 million per year on BFT-2 services and hardware based on a six-year anticipated roll-out.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, "Given our proven performance during a war-time environment, the performance capability of our BFT-HC transceiver and our belief that Comtech offers a lower overall program risk to the U.S Army as well as other factors, we anticipate protesting the award given to the third party.”

Comtech’s current BFT-1 contract of $384.0 million enables the U.S. Army to place orders through December 2011. Total orders received to date against the BFT-1 contract are $262.7 million. Comtech’s existing BFT-1 program is expected to generate approximately $50.0 million of revenue in fiscal 2010 of which approximately $30.0 million relates to satellite network bandwidth and network operational services. Assuming the BFT-2 contract award is not overturned, Comtech anticipates that BFT-1 satellite network bandwidth and network operational services will approximate $30.0 million in annual revenue for fiscal 2011 and will decline thereafter through fiscal 2015. The ultimate amount of BFT-1 revenue in any future fiscal year will likely depend on the speed of the transition to the BFT-2 network and future U.S. Army operational needs. In addition, the Company expects to continue to perform and generate revenue under its current MTS contract as well as participate in the solicitation process for the next-generation MTS contract.

Comtech Mobile Datacom Corporation, a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services through the use of advanced communication and network technology. To learn more about Comtech Mobile Datacom, please visit the company's website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com

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